 Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095
Telephone:  801-253-1600 • Fax:  801-253-1688
 PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	March 3, 2014
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL ANNOUNCES
SALES AND EARNINGS GUIDANCE FOR 2014

SOUTH JORDAN, UTAH- Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology, radiology and endoscopy, today announced that it estimates sales for the full year 2014 in a range of $488.0 to $498.0 million. Merit also estimates earnings on a non-GAAP basis in a range of $0.74 to $0.78 per share and earnings on a GAAP basis in a range of $0.53 to $0.57 per share.
Management expects revenue growth will be driven primarily by the introduction of new products, expansion from distributors to direct sales, and increased sales of embolic products as a result of recent regulatory approvals in Asia.
Management believes new product introductions such as the Prelude® Ease Hydrophilic Radial Sheath, which is complemented by the Rad Board®, Rad Rest® and the SAFEGUARD® Radial Compression Device, will help drive Merit’s Think Radial™ program. Management also believes other new products such as the ConcierGE® Guiding Catheter, the SureCross® Catheter, the ASAP® LP Aspiration Catheter and Worley™ Coronary Sinus Guide will generate sales force focus and customer interest. The introduction in China and Japan of Merit’s embolic products, Embosphere® and Hepasphere®, which were approved in late 2013, are exceeding management’s initial expectations. Costs related to product launches, such as sales training, samples, and scale-up costs are expected to primarily affect the early quarters of 2014.
Although Merit expects to increase its GAAP and non-GAAP earnings numbers in 2014 as compared to 2013, management anticipates that several factors may impact Merit’s 2014 financial performance.
Management’s goal is to increase gross margin by approximately 140 basis points in 2014. Merit anticipates that during a portion of the year, SG&A expense will be negatively affected by the transition from Merit’s facility in Angleton, Texas, to its new facility in Pearland, Texas. The move is scheduled to commence in March and be completed in September. During the first months of this transition, Merit will carry a large portion of this in SG&A expense and will transition to cost of sales as the project is completed. Management believes this transition plan will enable Merit to maintain delivery schedules to customers while providing a state-of-the-art facility for future growth and development and mitigating the challenges of an aging facility and weather-related risks.
Merit reinstated its 401(k) pension match for its employees effective January 1, 2014. Management believes this reinstatement will increase employee morale and enable Merit to be competitive in recruitment and retention. This expense is estimated to be approximately $2.4 million in 2014.
Although Merit had no increases in healthcare plan expenses in the 2013 policy year, Merit received a premium increase of almost $1.6 million for calendar year 2014. Management believes this increase was a function of claim experience and concerns by insurance companies of additional costs of benefits required by the Patient Protection and Affordable Care Act (the “Affordable Care Act”), as well as a new employer tax of approximately $260,000. The aforementioned expense is in addition to the medical device excise tax imposed on Merit by the Affordable Care Act in 2013. Merit initiated a self-insurance plan effective January 1, 2014. Management believes this initiative will assist in controlling costs and provide more flexibility in the future.
Merit is engaged in litigation as a plaintiff against Bard Access Systems, Inc. The litigation is currently in the discovery stage and is currently expected to go to trial during the third quarter of 2014. The dispute pertains to certain contractual rights asserted by Merit regarding the SecureLoc® Safety Needle.
Merit estimates sales for the first quarter of 2014 will grow by approximately 10% over the first quarter of 2013, but will be sequentially lower than the fourth quarter of 2013.

Management anticipates that capital outlays during 2014 will slow substantially, allowing reduction in Merit’s debt level, and opportunities afforded by the facilities and infrastructure built over the last few years are expected to create opportunities for increased productivity. A number of Merit’s cost containment and cost reduction programs are being led by Ron Frost, who was recently appointed as Chief Operating Officer. Frost, an engineer by training, has 22 years of experience with Merit. Frost assumed his responsibility from Arlin Nelson, who recently retired after 25 years of service to Merit.
CONFERENCE CALL TODAY
Merit invites all interested parties to participate in its conference call today, March 3rd, 2014, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic phone number is (877) 941-0844, and the international number is (480) 629-9835. A live webcast, as well as a rebroadcast of the conference call, can be accessed at www.merit.com.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 200 individuals. Merit employs approximately 3,000 people worldwide with facilities in South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Malvern, Pennsylvania; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; and Rockland, Massachusetts.

Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted revenues, net income, financial results or anticipated acquisitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2012. Such risks and uncertainties include risks relating to Merit's potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through completed, proposed or future transactions; product recalls and product liability claims; the effect of pending or future litigation or other disputes regarding Merit’s business, operations or intellectual property; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; compliance with governmental regulations and administrative procedures; potential restrictions on Merit's liquidity or its ability to operate its business by its current debt agreements; possible infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties, or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; the effect of changes in tax laws and regulations in the United States or other countries; increases in the prices of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; fluctuations in Euro and GBP exchange rates; Merit's need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2012 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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